Exhibit 99.2

NOTICE OF ANTICIPATED DESIGNATED EVENT AND FUNDAMENTAL CHANGE

The Bank of New York Mellon Trust Company, N.A.

400 South Hope Street, Suite 500

Los Angeles, California 90071

Attention: Corporate Unit; SanDisk Corporation

Re:                             Notice of Anticipated Designated Event and Fundamental Change

March 1, 2016

Reference is made to the Indenture, dated as of August 25, 2010 (the “Indenture”), by and between SanDisk Corporation (the “Company”) and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”), governing the Company’s 1.5% Convertible Senior Notes due 2017 (CUSIP No. 80004CAD3) (the “Notes”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Indenture.

On October 21, 2015, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Western Digital Corporation (“Western Digital”) and Schrader Acquisition Corporation (the “Merger Sub”), a wholly-owned subsidiary of Western Digital Technologies, Inc., which is a wholly-owned subsidiary of Western Digital. Pursuant to the Merger Agreement, the Merger Sub will merge with and into the Company (the “Merger”). After the consummation of the Merger, the Company will be the surviving corporation and a wholly-owned indirect subsidiary of Western Digital.

Notice is hereby given, as required by Section 13.01(d) and Section 13.01(e) of the Indenture, that the Merger will constitute a Designated Event and a Fundamental Change, each as defined in the Indenture. In addition, notice is also hereby given as required by and for purposes of Section 13.09(c) of the Indenture that the anticipated effective date of the Merger (the “Effective Date”) will be April 20, 2016. The Company is providing this notice of an anticipated Effective Date solely to comply with its obligations under the Indenture. Consummation of the Merger, however, remains subject to the satisfaction of certain specified conditions under the Merger Agreement, including the receipt of stockholder approvals and of regulatory clearances in China and South Africa which have not yet been obtained and the timing of which cannot be readily predicted at this time. Pursuant to Section 13.01(d) of the Indenture, holders of the Notes may surrender the Notes for conversion from March 8, 2016 until a date to be specified by the Company that shall be at least 20 business days after the actual Effective Date.

The Observation Period with respect to any conversion will be the 20 consecutive Trading Day period beginning on, and including, the second Trading Day after the holder of the Notes has complied with the requirements for conversion set forth in Section 13.02(c) of the Indenture and the consideration the holders of the Notes will receive upon conversion will depend on the price of the Company’s Common Stock, for the portion of the Observation Period that occurs prior to the Effective Date, and the value of the “Per Share Merger Consideration” (as defined in the Merger Agreement), for the portion of the Observation Period that occurs on and after the Effective Date. Holders of the Notes that submit their conversion notice prior to the second Trading Day immediately preceding the Effective Date will receive conversion consideration that will depend in part on the price of the Company’s Common Stock prior to the Effective Date, while holders of the Notes that submit their conversion notice on or after such date will receive conversion consideration based on the Per Share Merger Consideration (consisting of cash and shares of Western Digital common stock). If the Merger does not close, holders of the Notes that surrendered their Notes for conversion will not receive any Additional Shares in connection with a Fundamental Change even though their Notes have been converted.

As the actual Effective Date cannot yet be determined, the Company shall provide a supplemental notice (the “Supplemental Notice”) as soon as reasonably practicable following the Company’s determination of the actual Effective Date. On the actual Effective Date, the holders of Company’s Common Stock of record shall be entitled to exchange their Common Stock for the Per Share Merger Consideration.

Very truly yours,

SanDisk Corporation